EXHIBIT 99.1

                          THE L. S. STARRETT COMPANY
                             Athol, Massachusetts

                                                                 May 6, 2004

To the Stockholders:

Presented below are the comparative operating figures for the Company for the periods ended in March 2004 and 2003.

Results for the third quarter below show an improved trend in both sales and earnings that we began to see in the previous quarter. Both our domestic and international operations contributed to this improvement.

Compared to the third quarter of last fiscal year, sales are up approximately 8% and we recorded a profit of $.07 per share compared to a loss of $.19 last year. While this is good news, and the best quarter since June 2001, it is tempered by the fact that about one-half of the sales gain was exchange related due to the weakening of the U.S. dollar. Our earnings were helped from LIFO inventory benefits as a result of our ability to reduce inventories, tax benefits, and also lower costs associated with the government investigation.

During the quarter, our domestic business bounced back modestly, and while I remain optimistic, I am concerned that we may have the steam taken out of this improvement as a result of rapidly escalating steel prices due to surcharges, and gasoline prices, which are increasing our product and transportation costs.

The economy has taken a backseat recently to the conflict in Iraq, but our political leadership cannot lose sight of the fact that we need to keep the economy on a steady upward track and should be the focal point of our Administration. We cannot win the war on terror without a strong economy and manufacturing base to support our efforts.


									D. A. Starrett
									President and CEO


                        SUMMARY OF CONSOLIDATED RESULTS

                                  13 Weeks Ended          39 Weeks Ended
                               03/27/04   03/29/03     03/27/04    03/29/03

Net sales                     44,945,272 41,525,189  131,039,945 131,688,288

Earnings (loss) before income
  taxes and cumulative effect
  of change in accounting        179,864 (2,255,348)  (4,878,703) (8,090,408)
Income tax benefit              (264,100)  (988,000)  (2,395,000) (3,647,000)
Earnings (loss) before
  cumulative effect of
  change in accounting           443,964 (1,267,348)  (2,483,703) (4,443,408)
Cumulative effect of change in
  accounting principle                                            (6,085,583)
Net earnings (loss)              443,964 (1,267,348)  (2,483,703)(10,528,991)




Basic and diluted earnings (loss)
  per share before cumulative
  effect of change in
  accounting principle               .07       (.19)        (.37)       (.67)
Cumulative effect of change in
  accounting principle for goodwill                                     (.93)
Basic and diluted earnings (loss)
  Per share                          .07       (.19)        (.37)      (1.60)


Dividends per share                  .10        .20          .30         .60


The above figures are in part estimates and are subject to audit and year-end adjustments. Except for historical information contained herein, the matters discussed may involve forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially, including statements concerning future financial performance, economic and political conditions, write-downs and reserves, reorganization plans, currency fluctuations and foreign operations.